Exhibit 99.1

Table Trac, Inc. Announces Quarterly Dividend

MINNETONKA, Minn., August 7, 2026 — On August 7, 2026, the Board of Directors of Table Trac Inc. (OTCQX: TBTC) declared a quarterly cash dividend of $0.02 per share on the Company's common stock. The dividend is payable on September 11, 2026, to shareholders of record as of the close of business on August 28, 2026.

"Our quarterly dividend reflects the Board's confidence in Table Trac's financial performance, recurring revenue model, and long-term growth strategy," said Randy Gilbert, Chief Executive Officer. "We remain committed to delivering value to shareholders while continuing to invest in product innovation, customer success, and strategic initiatives that strengthen our competitive position. The continued growth of our recurring revenue base provides a strong foundation for both shareholder returns and future expansion."

About Table Trac, Inc.

Founded in 1995, Table Trac, Inc. develops, sells, leases, and supports casino management systems and gaming technology solutions for casino operators worldwide. The Company's CasinoTrac platform delivers secure, scalable, and integrated solutions that support player loyalty, cage and vault operations, promotional marketing, regulatory compliance, analytics, and business intelligence.

The Company generates a substantial portion of its revenue from recurring software, maintenance, support, and service contracts, creating a strong foundation for long-term growth and shareholder value.

The Company's suite of management systems and kiosks are installed with on-going support and maintenance contracts in over 115 casino operators in over 300 casinos worldwide. The Company continues to increase its market share by expanding its product offerings to include new system features, and ancillary products. More information is available at http://www.tabletrac.com/.

Forward Looking Statements

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

For more information:

Randy Gilbert

Table Trac, Inc.

952-548-8877